Exhibit 99.1

PRIMERICA REPORTS SECOND QUARTER 2023 RESULTS

10% increase in new life-licensed representatives fuels 4% growth in life-licensed sales force to nearly 138,000

Issued nearly 97,000 new Term Life policies, up 9%; total face amount issued during the quarter of $32 billion, up 16%

Investment and Savings Products results improving as equity markets strengthened over the last few quarters

Net earnings per diluted share (EPS) of $3.97 increased 20%; return on stockholders’ equity (ROE) of 29.2%

Diluted adjusted operating EPS of $3.99 increased 18%; adjusted net operating income return on adjusted stockholders’ equity (ROAE) of 26.7%

Declared dividend of $0.65 per share, payable on September 11, 2023, and repurchased $111 million of common stock during the quarter

Duluth, GA, August 7, 2023 – Primerica, Inc. (NYSE: PRI) today announced financial results for the quarter ended June 30, 2023. Total revenues of $688.4 million increased 3% compared to the second quarter of 2022. Net income attributable to Primerica of $144.5 million increased 13%, while earnings per diluted share of $3.97 increased 20% compared to the same period in the prior year. ROE was 29.2% for the quarter.

Adjusted operating revenues of $689.6 million increased 3% compared to the second quarter of 2022. Adjusted net operating income of $145.4 million increased 11%, while adjusted operating earnings per diluted share of $3.99 increased 18% compared to the same period in the prior year. ROAE was 26.7% for the quarter.

During the second quarter, the Company identified immaterial errors in previously presented financial information in connection with the newly adopted accounting standard for Long-Duration Insurance Contracts (“LDTI”). Accordingly, financial information prior to the second quarter of 2023 has been revised as reflected in the fourth quarter 2022 Revised Restated Financial Supplement and the second quarter 2023 Financial Supplement, which are furnished as exhibits to the Current Report on Form 8-K dated August 7, 2023. Prior year comparisons throughout this release reflect the revised results. A table summarizing the impact of the changes on second quarter 2022 results is included at the end of this release.

Second quarter results reflect the benefit of continued, predictable growth in the Term Life segment. Results in the Investment and Savings Product segment improved as equity market recovery positively impacted client asset values. We believe inflationary pressure on middle-income families remained a headwind to new savings for retirement and term life policy retention. Senior Health segment results, which are typically weak in the second quarter due to limited sales opportunities in the market, also improved year-over-year since the Company did not recognize a negative tail revenue adjustment in the current year period, while it did so in the prior year period. The effect of higher interest rates on the invested asset portfolio benefitted the Corporate and Other Distributed Product segment.

“Second quarter results reflect our distribution strength and the depth of field leadership,” said Glenn Williams, Chief Executive Officer. “We continue to be a much-needed resource to guide middle-income households on their path toward financial security.”

Second Quarter Distribution & Segment Results

Distribution Results
	Q2 2023	Q2 2022	% Change	Adjusted Q2 2022	% Change
Life-Licensed Sales Force	137,806	132,149	4%
Recruits	86,124	70,215	23%
New Life-Licensed Representatives	12,638	11,529	10%
Life Insurance Policies Issued (1)	96,953	76,946	N/A	89,316	9%
Life Productivity (1) (2)	0.24	0.20	N/A	0.23	*
Issued term life face amount ($ billions) (3)	$32.2	$27.7	16%
ISP Product Sales ($ billions)	$2.4	$2.7	(11)%
Average Client Asset Values ($ billions)	$88.8	$88.0	1%
Senior Health Submitted Policies (4)	13,885	19,652	(29)%
Senior Health Approved Policies (5)	12,915	17,925	(28)%
Closed U.S. Mortgage Volume ($ million brokered)	$82.2	$152.7	(46)%

(1)
Previously reported numbers for the three months ended June 30, 2022 have been adjusted as a result of a product change made near the end of 2022, which modified how policies are structured in relation to individual lives. To make year-over year comparisons more consistent, we have provided estimates for the prior year period.
(2)
Life productivity equals policies issued divided by the average number of life insurance licensed representatives per month.
(3)
Includes face amount on issued term life policies, additional riders added to existing policies, and face increases under increasing benefit riders.
(4)
Represents the number of completed applications that, with respect to each such application, the applicant has authorized us to submit to the health insurance carrier.
(5)
Represents an estimate of submitted policies approved by health insurance carriers during the indicated period. Not all approved policies will go in force.

* Not calculated

Segment Results
	Q2 2023	Q2 2022	% Change
	($ in thousands)
Adjusted Operating Revenues:
Term Life Insurance	$411,873	$398,421	3%
Investment and Savings Products	214,509	222,416	(4)%
Senior Health	14,890	11,814	26%
Corporate and Other Distributed Products (1)	48,293	39,177	23%
Total adjusted operating revenues (1)	$689,565	$671,828	3%

Adjusted Operating Income (Loss) before income taxes:
Term Life Insurance	$140,115	$128,579	9%
Investment and Savings Products	59,583	63,017	(5)%
Senior Health (1)	(6,033)	(12,955)	53%
Corporate and Other Distributed Products (1)	(3,589)	(9,093)	61%
Total adjusted operating income before income taxes (1)	$190,076	$169,548	12%

(1)
See the Non-GAAP Financial Measures section and the Adjusted Operating Results reconciliation tables at the end of this release for additional information.

Life Insurance Licensed Sales Force

The value of Primerica’s entrepreneurial opportunity continues to drive recruiting momentum and the number of new recruits during the quarter increased 23% compared to the same period in 2022. The Company and its field leaders’ efforts to help new recruits successfully navigate the licensing process is reflected in the strong licensing results. During the quarter, a total of 12,638 individuals obtained a new life license, a 10% increase compared to the prior year period. As of June 30, 2023, the Company had a total of 137,806 independent life-licensed representatives, representing a 4% increase compared to the end of June 2022.

Term Life Insurance

Our new term life products launched late last year continued to be very well received with 96,953 new term life insurance policies issued during the quarter, up 9% compared to the estimated number of policies issued in the second quarter of 2022 (as adjusted to reflect a comparable one life per policy basis). Issued term life face amount, which captures the number of policies issued and the face amount of both new policies issued and additions to in-force policies, increased 16% to $32.2 billion compared to $27.7 billion in the prior year period. Productivity at 0.24 policies per life-licensed representative per month during the quarter compares favorably to 0.23 policies in the prior year period.

Year-over-year, revenues of $411.9 million and net premiums of $399.6 million increased 3% and 4%, respectively, while adjusted direct premiums increased 6%. The higher number of policies issued offset the negative impact of lapses on adjusted direct premiums. The Company believes inflation continues to pressure middle-income families, resulting in higher policy lapses versus historical levels.

Pre-tax income of $140.1 million increased 9% year-over-year. The second quarter benefits and claims ratio of 57.6% and the DAC amortization ratio of 11.8% are both consistent with the prior year period revised results. The pre-tax margin at 23.1% during the quarter was higher than the prior year period’s margin of 22.5% as the second quarter of 2022 included elevated costs associated with sales force leadership events from delays caused by COVID.

Investment and Savings Products

Equity markets continued to recover during the quarter with ending client asset values of $91.6 billion, up 11%, and average client asset values of $88.8 billion, up 1% year-over-year. While total product sales of $2.4 billion declined 11% compared to the same period in 2022, we believe sales trends will improve with market stability. Redemption activity remained below 3% of beginning asset levels as clients continue to focus on their long-term goals, resulting in net client inflows during the quarter of $542 million.

Revenues of $214.5 million decreased 4% year-over-year, while operating income of $59.6 million decreased 5%. Both sales-based commission revenues and expenses decreased 15% and revenue-generating sales decreased 12%. While average client asset values increased 1%, asset-based revenues increased 5% as the Company continues to benefit from higher client asset values in managed accounts and in mutual fund sales in Canada under the Principal Distributor model introduced in June 2022. The change in asset-based commission expenses is consistent with asset-based revenues, excluding revenue on Canadian Segregated funds for which the commission expense is recognized as insurance commissions and amortized with DAC.

Senior Health

Approximately 13,000 policies were approved during the second quarter, which reflected lower activity as typically seen following the close of the Open Enrollment Period on March 31 and the Company’s intentional efforts to control growth as it continues to evaluate emerging profitability dynamics. The lifetime value of commissions per approved policy (“LTV”) was $880, while contract acquisition costs per approved policy (“CAC”) was $976. CAC is typically higher than LTV during the second quarter as seasonably lower sales volume limit fixed costs absorption. The second quarter LTV/CAC ratio was 0.9x.

The Company remains disciplined in moving the Senior Health business toward profitability. The second quarter operating loss of $6.0 million compares favorably to an operating loss of $13.0 million in the prior year period, which included a $5.4 million negative tail revenue adjustment. The Company did not recognize a tail revenue adjustment this quarter. Consistent with prior disclosure, the Company does not anticipate a need to provide capital to the segment in 2023.

Corporate and Other Distributed Products

During the second quarter of 2023, the segment recorded an operating loss of $3.6 million compared to an operating loss of $9.1 million in the prior year period. The improvement was driven by higher revenues, primarily due to a $10.7 million increase in adjusted net investment income as interest rates have increased significantly since the prior year period.

Taxes

The effective tax rate was 23.5% in the second quarter of 2023, up from 22.9% in the second quarter of 2022 as a result of slightly higher state income taxes.

Capital

During the second quarter, the Company repurchased $110.8 million of common stock, for a total of $196.0 million year-to-date and expects to complete the repurchase of $375 million of common stock during 2023 as authorized by the Board of Directors. The Board of Directors has also approved a dividend of $0.65 per share, payable on September 11, 2023, to stockholders of record on August 21, 2023.

Primerica has a strong balance sheet, including invested assets and cash at the holding company of $342 million. Primerica Life Insurance Company’s statutory risk-based capital (RBC) ratio was estimated to be approximately 445% as of June 30, 2023.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company presents certain non-GAAP financial measures. Specifically, the Company presents adjusted direct premiums, other ceded premiums, adjusted operating revenues, adjusted operating income before income taxes, adjusted net operating income, adjusted stockholders’ equity and diluted adjusted operating earnings per share. Adjusted direct premiums and other ceded premiums are net of amounts ceded under coinsurance transactions that were executed concurrent with our initial public offering (the “IPO coinsurance transactions”) for all periods presented. We exclude amounts ceded under the IPO coinsurance transactions in measuring adjusted direct premiums and other ceded premiums to present meaningful comparisons of the actual premiums economically maintained by the Company. Amounts ceded under the IPO coinsurance transactions will continue to decline over time as policies terminate within this block of business. Adjusted operating revenues, adjusted operating income before income taxes, adjusted net operating income and diluted adjusted operating earnings per share exclude the impact of investment gains (losses) and fair value mark-to-market (“MTM”) investment adjustments, including credit impairments, for all periods presented. We exclude investment gains (losses), including credit impairments, and MTM investment adjustments in measuring these non-GAAP financial measures to eliminate period-over-period fluctuations that may obscure comparisons of operating results due to items such as the timing of recognizing gains (losses) and market pricing variations prior to an invested asset’s maturity or sale that are not directly associated with the Company’s insurance operations. Adjusted operating income before taxes, adjusted net operating income, and diluted adjusted operating earnings per share also exclude transaction-related expenses/recoveries associated with the purchase of e-TeleQuote Insurance, Inc. and subsidiaries (collectively, “e-TeleQuote”), adjustments to share-based compensation expense for shares exchanged in the business combination, and non-cash goodwill impairment charges. We exclude e-TeleQuote transaction-related expenses/recoveries and non-cash goodwill impairment charges as these are non-recurring items that will cause incomparability between period-over-period results. We exclude adjustments to share-based compensation expense for shares exchanged in the business combination to eliminate period-over-period fluctuations that may obscure comparisons of operating results primarily due to the volatility of changes in the fair value of shares which were acquired for no additional consideration. Adjusted operating income before income taxes and adjusted net operating income exclude income attributable to the noncontrolling interest to present only the income that is attributable to stockholders of the Company. Adjusted stockholders’ equity excludes the impact of net unrealized investment gains (losses) recorded in accumulated other comprehensive income (loss) for all periods presented. We exclude unrealized investment gains (losses) in measuring adjusted stockholders’ equity as unrealized gains (losses) from the Company’s available-for-sale securities are largely caused by market movements in interest rates and credit spreads that do not necessarily correlate with the cash flows we will ultimately realize when an available-for-sale security matures or is sold. Adjusted stockholders’ equity also excludes the difference in future policy benefits calculated using the current discount rate and future policy benefits calculated using the locked-in discount rate at contract issuance recognized in accumulated other comprehensive income. We exclude the impact from the difference in the discount rate in measuring adjusted stockholders' equity as such difference is caused by market movements in interest rates that are not permanent and may not align with the cash flows we will ultimately incur when policy benefits are settled.

Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of the core ongoing business. These measures have limitations and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Reconciliations of GAAP to non-GAAP financial measures are attached to this release.

Earnings Webcast Information

Primerica will hold a webcast on Tuesday, August 8, 2023, at 10:00 a.m. Eastern, to discuss the quarter’s results. To access the webcast, go to https://investors.primerica.com at least 15 minutes prior to the event to register, download and install any necessary software. A replay of the call will be available for approximately 30 days. This release and a detailed financial supplement will be posted on Primerica’s website.

Forward-Looking Statements

Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, our failure to continue to attract and license new recruits, retain sales representatives or license or maintain the licensing of sales representatives; new laws or regulations that could apply to our distribution model, which could require us to modify our distribution structure; changes to the independent contractor status of sales representatives; our or sales representatives’ violation of or non-compliance with laws and regulations; any failure to protect the confidentiality of client information; differences between our actual experience and our expectations regarding mortality or persistency as reflected in the pricing for our insurance policies; changes in federal, state and provincial legislation or regulation that affects our insurance, investment product and mortgage businesses; our failure to meet regulatory capital ratios or other minimum capital and surplus requirements; a significant downgrade by a ratings organization; the failure of our reinsurers or reserve financing counterparties to perform their obligations; the failure of our investment products to remain competitive with other investment options or the loss of our relationship with one or more of the companies whose investment products we provide; litigation and regulatory investigations and actions concerning us or sales representatives; heightened standards of conduct or more stringent licensing requirements for sales representatives; inadequate policies and procedures regarding suitability review of client transactions; revocation of our subsidiary’s status as a non-bank custodian; economic down cycles that impact our business, financial condition and results of operations; major public health pandemics, epidemics or outbreaks or other catastrophic events; the failure of our information technology systems, breach of our information security, failure of our business continuity plan or the loss of the Internet; the effects of credit deterioration and interest rate fluctuations on our invested asset portfolio and other assets; incorrectly valuing our investments; changes in accounting standards may impact how we record and report our financial condition and results of operations; the inability of our subsidiaries to pay dividends or make distributions; litigation and regulatory investigations and actions; a significant change in the competitive environment in which we operate; the loss of key personnel or sales force leaders; any acquisition or investment in businesses that do not perform as we expect or are difficult to integrate; due to our very limited history with e-TeleQuote, we cannot be certain that its business will be successful or that we will successfully address any risks not known to us that may become material; a failure by e-TeleQuote to comply with the requirements of the United States government’s Centers for Medicare and Medicaid Services and those of its carrier partners; legislative or regulatory changes to Medicare Advantage or changes to the implementing guidance by the Centers for Medicare and Medicaid Services; e-TeleQuote’s inability to acquire or generate leads on commercially viable terms, convert leads to sales or if customer policy retention is lower than assumed; e-TeleQuote’s inability to enroll individuals during the Medicare annual election period; the loss of a key carrier, or the modification of commission rates or underwriting practices with a key carrier partner could adversely affect e-TeleQuote’s business; cyber-attack(s), security breaches or if e-TeleQuote is otherwise unable to safeguard the security and privacy of confidential data, including personal health information; and fluctuations in the market price of our common stock or Canadian currency exchange rates. These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the "Investor Relations" section of our website at https://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.

Primerica, Inc., headquartered in Duluth, GA, is a leading provider of financial services to middle-income households in North America. Independent licensed representatives educate Primerica clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance, which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties. We insured over 5.7 million lives and had over 2.8 million client investment accounts on December 31, 2022. Primerica, through its insurance company subsidiaries, was the #3 issuer of Term Life insurance coverage in the United States and Canada in 2022. Primerica stock is included in the S&P MidCap 400 and the Russell 1000 stock indices and is traded on The New York Stock Exchange under the symbol “PRI”.

Investor Contact:

Nicole Russell

470-564-6663
Email: Nicole.Russell@primerica.com

Media Contact:

Susan Chana

404-229-8302

Email: Susan.Chana@Primerica.com

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30, 2023	December 31, 2022
	(In thousands)
Assets
Investments:
Fixed-maturity securities available-for-sale, at fair value	$2,541,310	$2,495,456
Fixed-maturity security held-to-maturity, at amortized cost	1,433,520	1,444,920
Short-term investments available-for-sale, at fair value	21,576	69,406
Equity securities, at fair value	33,601	35,404
Trading securities, at fair value	18,379	3,698
Policy loans and other invested assets	49,605	48,713
Total investments	4,097,991	4,097,597
Cash and cash equivalents	561,585	489,240
Accrued investment income	22,928	20,885
Reinsurance recoverables	3,084,520	3,209,540
Deferred policy acquisition costs, net	3,319,844	3,188,502
Renewal commissions receivable	191,224	200,043
Agent balances, due premiums and other receivables	269,369	254,276
Goodwill	127,707	127,707
Intangible assets	180,275	185,525
Income taxes	107,697	93,632
Operating lease right-of-use assets	57,040	40,500
Other assets	372,733	428,259
Separate account assets	2,358,823	2,305,717
Total assets	$14,751,736	$14,641,423

Liabilities and Stockholders' Equity
Liabilities:
Future policy benefits	$6,491,564	$6,297,906
Unearned and advance premiums	16,283	15,422
Policy claims and other benefits payable	495,141	538,250
Other policyholders' funds	458,774	483,769
Notes payable	593,307	592,905
Surplus note	1,433,101	1,444,469
Income taxes	169,487	204,018
Operating lease liabilities	62,309	45,995
Other liabilities	579,840	580,780
Payable under securities lending	77,643	100,938
Separate account liabilities	2,358,823	2,305,717
Total liabilities	12,736,272	12,610,169

Stockholders' equity

Common stock	358	368
Paid-in capital	-	-
Retained earnings	2,190,223	2,153,617
Effect of change in discount rate assumptions on the liability for future policy benefits, net of income tax	55,386	130,416
Net unrealized gains (losses) and foreign currency translation, net of income tax	(230,503)	(253,147)
Total stockholders' equity	2,015,464	2,031,254
Total liabilities and stockholders' equity	$14,751,736	$14,641,423

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

	Three months ended June 30,
	2023	2022
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$828,296	$808,894
Ceded premiums	(425,266)	(419,048)
Net premiums	403,030	389,846
Commissions and fees	233,130	240,688
Net investment income	32,398	21,284
Investment gains (losses)	(328)	(1,892)
Other, net	20,155	18,756
Total revenues	688,385	668,682

Benefits and expenses:
Benefits and claims	148,911	148,369
Future policy benefits remeasurement (gain)/loss	(1,867)	(100)
Amortization of deferred policy acquisition costs	68,110	64,830
Sales commissions	113,623	119,763
Insurance expenses	59,093	59,461
Insurance commissions	9,142	7,594
Contract acquisition costs	12,602	19,384
Interest expense	6,686	6,814
Other operating expenses	83,189	79,730
Total benefits and expenses	499,489	505,845
Income before income taxes	188,896	162,837
Income taxes	44,392	37,265
Net income	144,504	125,572
Net income attributable to noncontrolling interests	-	(2,384)
Net income attributable to Primerica, Inc.	$144,504	$127,956

Earnings per share attributable to common stockholders:
Basic earnings per share	$3.97	$3.32
Diluted earnings per share	$3.97	$3.31

Weighted-average shares used in computing earnings per share:
Basic	36,215	38,386
Diluted	36,290	38,501

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Adjusted Operating Results Reconciliation
(Unaudited – in thousands, except per share amounts)

	Three months ended June 30,
	2023	2022	% Change
Total revenues	$688,385	$668,682	3%
Less: Investment gains (losses)	(328)	(1,892)
Less: 10% deposit asset MTM included in NII	(852)	(1,254)
Adjusted operating revenues	$689,565	$671,828	3%

Income before income taxes	$188,896	$162,837	16%
Less: Investment gains (losses)	(328)	(1,892)
Less: 10% deposit asset MTM included in NII	(852)	(1,254)
Less: e-TeleQuote transaction-related expenses	-	2,892
Less: Equity comp for awards exchanged during acquisition	-	(3,328)
Less: Noncontrolling interest	-	(3,129)
Adjusted operating income before income taxes	$190,076	$169,548	12%

Net income	$144,504	$125,572	15%
Less: Investment gains (losses)	(328)	(1,892)
Less: 10% deposit asset MTM included in NII	(852)	(1,254)
Less: e-TeleQuote transaction-related expenses	-	2,892
Less: Equity comp for awards exchanged during acquisition	-	(3,328)
Less: Noncontrolling interest	-	(3,129)
Less: Tax impact of preceding items	277	1,573
Adjusted net operating income	$145,407	$130,710	11%

Diluted earnings per share (1)	$3.97	$3.31	20%
Less: Net after-tax impact of operating adjustments	(0.02)	(0.07)
Diluted adjusted operating earnings per share (1)	$3.99	$3.38	18%

(1)
Percentage change in earnings per share is calculated prior to rounding per share amounts.

TERM LIFE INSURANCE SEGMENT
Adjusted Premiums Reconciliation
(Unaudited – in thousands)

	Three months ended June 30,
	2023	2022	% Change
Direct premiums	$823,297	$803,453	2%
Less: Premiums ceded to IPO coinsurers	216,740	231,805
Adjusted direct premiums	606,557	571,648	6%

Ceded premiums	(423,704)	(417,406)
Less: Premiums ceded to IPO coinsurers	(216,740)	(231,805)
Other ceded premiums	(206,964)	(185,601)
Net premiums	$399,593	$386,047	4%

SENIOR HEALTH SEGMENT
Adjusted Operating Results Reconciliation
(Unaudited – in thousands)

	Three months ended June 30,
	2023	2022	% Change
Income/(loss) before income taxes	$(6,033)	$(16,150)	(63)%
Less: e-TeleQuote transaction-related costs	-	(66)
Less: Noncontrolling interest	-	(3,129)
Adjusted operating income before taxes	$(6,033)	$(12,955)	(53)%

CORPORATE AND OTHER DISTRIBUTED PRODUCTS SEGMENT
Adjusted Operating Results Reconciliation
(Unaudited – in thousands)

	Three months ended June 30,
	2023	2022	% Change
Total revenues	$47,113	$36,031	31%
Less: Investment gains (losses)	(328)	(1,892)
Less: 10% deposit asset MTM included in NII	(852)	(1,254)
Adjusted operating revenues	$48,293	$39,177	23%

Loss before income taxes	$(4,769)	$(12,609)	(62)%
Less: Investment gains (losses)	(328)	(1,892)
Less: 10% deposit asset MTM included in NII	(852)	(1,254)
Less: e-TeleQuote transaction-related expenses	-	2,958
Less: Equity comp for awards exchanged during acquisition	-	(3,328)
Adjusted operating loss before income taxes	$(3,590)	$(9,093)	(61)%

PRIMERICA, INC. AND SUBSIDIARIES
Adjusted Stockholders' Equity Reconciliation
(Unaudited – in thousands)

	June 30, 2023	December 31, 2022	% Change
Stockholders' equity	$2,015,464	$2,031,254	(1)%
Less: Net unrealized gains (losses)	(226,250)	(240,868)
Less: Effect of change in discount rate assumptions on the liability for future policy benefits	55,386	130,416
Adjusted stockholders' equity	$2,186,328	$2,141,706	2%

TERM LIFE INSURANCE SEGMENT
Impact of Revised LDTI Information
(Unaudited - in thousands)

	Three months ended June 30, 2022
	As Previously Restated	Revision Impact	As Revised

Term Life Insurance - Select Items
Benefits and claims	$149,328	$(4,702)	$144,626
Future policy benefits remeasurement (gain)/loss	$(663)	$527	$(136)
Amortization of deferred policy acquisition costs	$62,538	$630	$63,168

Income before income taxes	$125,034	$3,545	$128,579

Term Life Insurance - Financial Analysis
Benefits and claims, net (1)	$334,266	$(4,176)	$330,090
% of Adjusted direct premiums	58.5%		57.7%
DAC amortization & Insurance commissions	$66,393	$630	$67,023
% of Adjusted direct premiums	11.6%		11.7%
Total Term Life income before income taxes	$125,034	$3,545	$128,579
Term Life operating margin (2)	21.9%		22.5%

(1) Benefits and claims, net: Benefits & claims and remeasurement (gain)/loss net of other ceded premiums which are largely Yearly Renewable Term reinsurance.
(2) Term Life operating margin: Term Life operating income before income taxes as a percentage of adjusted direct premiums.